Media:	Investor Relations:
Eric Miscoll	David K. Waldman / Klea K. Theoharis
TXP Corporation	Crescendo Communications
(214) 575-9300	(212) 671-1020

FOR IMMEDIATE RELEASE

TXP Expands Board of Directors with Leading Industry and Financial Executives

RICHARDSON, TEXAS - July 10, 2007 - TXP Corporation (OTCBB: TXPO), an Original Design Manufacturer (ODM) for the telecommunications industry, today announced that William L. Martin and Pat LaVecchia have been appointed to the Company’s Board of Directors. Mr. LaVecchia will serve as head of the audit committee when it is established by the Board of Directors and replaces Robert Bruce as a board member, who will continue as Chief Financial Officer for the company. As a result, TXP’s board now consists of 5 directors, including 2 independent directors.

Mr. Martin, age 60, brings over 35 years of executive experience in the telecom industry. From 1999 to 2006, Mr. Martin served as Chief Executive Officer of White Rock Networks, a company he founded. White Rock Networks provided optical transport systems to North American carriers for their metro-area networks and was acquired by Turin Networks in October 2006. From 1994 to 1999, Mr. Martin served as President of the Business Broadband Group at ADC Telecommunications, Inc. which provided a broad array of transport and access products to carriers worldwide. Previously, Mr. Martin held Marketing and Sales leadership positions at Ascom/Timeplex, a provider of wide area network equipment to enterprises worldwide. Mr. Martin served as Chief Executive Officer of Broadband Telesystems, a company he sold to Timeplex. Mr. Martin serves on the board of directors for Lightwaves Systems, and he has previously served on the boards of Efficient Networks (EFNT), Adaptive Broadband (ADAP), and Quarry Technologies. Mr. Martin received an MBA from Harvard Business School, as well as a BS and MS from Caltech.

Mr. LaVecchia, age 41, is the Managing Partner of LaVecchia Capital LLC and has over 18 years of experience on Wall Street. Mr. LaVecchia has built and run several major Wall Street groups and has extensive expertise in capital markets including IPOs, secondaries, high yield and corporate debt offerings, private company raises and PIPEs. In terms of equity capital markets, he has raised over $15.0 billion in public offerings, private equity transactions and PIPE transactions involving a multitude of industries including the telecommunications, technology, media, financial services, healthcare/life sciences, business services, general industrial, consumer and internet sectors. Mr. LaVecchia has also played the leading role in numerous mergers, acquisitions, debt private placements and high yield transactions. Previously, Mr. LaVecchia served as a Managing Director and Head of Capital Markets at FTN Midwest from 2005 through 2007, where he was responsible for a number of equity and debt capital markets transactions. He also served as Managing Director and head of the Private Equity Placement Group at Bear, Stearns & Company from 1994 to 1997, Group Head of Global Private Corporate Equity Placements at Credit Suisse First Boston (CSFB) from 1997 to 2000, as well as Managing Director and Group Head of the Private Finance and Sponsors Group at Legg Mason Wood Walker, Inc. from 2001 to 2003. In addition, Mr. LaVecchia was a venture capitalist and Senior Managing Director at Hawk Holdings, LLC, an investment and holding company that was a joint venture between Qwest Communications and Baxter Investments. Mr. LaVecchia currently serves on the board of directors of HAPC, Inc. (OTCBB: HAPN) as well as serving on a non profit board. Mr. LaVecchia received his MBA from The Wharton School of the University of Pennsylvania with a major in Finance and a concentration in Strategic Planning. He received his BA, magna cum laude, from Clark University, where he was elected to Phi Beta Kappa.

“I believe that both Lonnie and Pat bring extensive experience within their respective fields that will be of tremendous value as we advance our strategy to become a leading telecommunications ODM and premier provider of pre-manufacturing services for the electronics industry,” stated Michael C. Shores, President and Chief Executive Officer of TXP. “Given Lonnie’s background as founder of White Rock Networks and President of the business broadband group at ADC Telecommunications, I believe that he brings very strong industry relationships that will be instrumental as we expand our efforts to penetrate Tier I carriers. Pat has led banking groups at many of the leading Wall Street firms, and I believe that he brings unique financial expertise that will help guide key decisions regarding our financial planning and capital structure to support our anticipated growth.”

About TXP

TXP Corporation is an Original Design Manufacturer (ODM) for the telecommunications industry. Based in Richardson, Texas, TXP has three primary business units: TXP-Texas Prototypes, TXP-Retrofit Solutions, and TXP-ONT Solutions. TXP-Texas Prototypes provides pre-manufacturing services for the electronics industry that help original equipment manufacturers (OEMs) bring products to market both faster and more cost effectively. TXP-Retrofit Solutions provides custom engineering kits to enable ILEC’s (Incumbent Local Exchange Carriers) to upgrade their local access service delivery infrastructure at minimum cost and time. TXP’s retrofit kits enable a wide range of next generation telecom platforms to easily fit into the variety of remote cabinets that have been broadly deployed by ILEC’s over the last 30 years. TXP-ONT Solutions comprises the former Siemens’ Optical Network Terminal (ONT) development team hired in late 2006. This group develops and markets via an ODM model the iPhotonics family of ONT products to both OEMs and ILECs to be private-label branded. The ONT technology terminates the passive optical network at the home or business location, and enables integrated voice, video and high-speed internet access.
For more information visit: www.txpcorporation.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this press release are "forward-looking statements" that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company's filings with the Securities and Exchange Commission which may cause actual results, performance and achievements of the company to be materially different from any future results, performance or achievements expressed or implied.

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